Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE, dated as of February 2, 2015, is among Williams Partners L.P., formerly known as Access Midstream Partners, L.P., a Delaware limited partnership (the “Company”), ACMP Finance Corp., formerly known as CHKM Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), and The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”). Capitalized terms used herein but not defined herein shall have the meaning set forth in the Indenture (as defined below).

RECITALS

WHEREAS, the Issuers, the subsidiaries of the Company party thereto, as Guarantors (the “Former Guarantors”), and the Trustee are parties to that certain Indenture, dated as of January 11, 2012, as supplemented by the First Supplemental Indenture, dated as of January 7, 2013, and the Second Supplemental Indenture and Amendment – Subsidiary Guarantee, dated as of April 18, 2014 (as so supplemented, the “Indenture”), pursuant to which the Issuers have issued $750 million in principal amount of 6.125% Senior Notes due 2022 (the “Notes”);

WHEREAS, on the date hereof, the Company and Operating Company have terminated that certain Second Amended and Restated Credit Agreement, dated as of May 13, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) by and among the Company, Operating Company, the various agents and lenders party thereto and Wells Fargo, National Association, as Administrative Agent;

WHEREAS, upon termination of the Existing Credit Agreement, each of the Former Guarantors (other than the Operating Company) ceased to guarantee any Indebtedness of either of the Issuers or the Operating Company under a Credit Facility, and the Operating Company ceased to guarantee any Indebtedness of either of the Issuers under a Credit Facility and ceased being an obligor with respect to any Indebtedness under a Credit Facility;

WHEREAS, Section 10.04(5) of the Indenture provides that at such time as any Guarantor (other than the Operating Company) ceases to guarantee any other Indebtedness of either of the Issuers or the Operating Company under a Credit Facility, the Subsidiary Guarantee of such Guarantor shall be released;

WHEREAS, Section 10.04(6) of the Indenture provides that at such time as the Operating Company ceases to guarantee any other Indebtedness of either of the Issuers under a Credit Facility, the Subsidiary Guarantee of the Operating Company shall be released, provided that the Operating Company is then no longer an obligor with respect to any Indebtedness under a Credit Facility;

Whereas, Section 10.04 of the Indenture provides that upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that any of the conditions described in the Sections 10.04(1)-(6) of the Indenture has occurred, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee;

WHEREAS, on January 30, 2015, each of S&P and Moody’s assigned an Investment Grade Rating to the Notes;

WHEREAS, Section 4.17 of the Indenture provides that at such time as (a) the rating assigned to the Notes by either S&P or Moody’s is an Investment Grade Rating and (b) no Default has occurred and is continuing under this Indenture, upon delivery by the Company to the Trustee of an Officers’ Certificate to the foregoing effect, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of Sections 3.09, 4.07, 4.08, 4.09, 4.10, 4.11, 4.16, and clause (d) of Section 5.01 of the Indenture (collectively, the “Terminated Restrictive Covenants”);

WHEREAS, on the date hereof the Company has delivered an Officers’ Certificate to the Trustee under Sections 4.17 and 10.04 of the Indenture with respect to the foregoing matters;

WHEREAS, Section 9.01(d) of the Indenture provides that the Issuers and the Trustee may amend or supplement the Indenture to make any change that would not adversely affect the legal rights under the Indenture of any Holder, and Section 9.01(g) of the Indenture provides that the Issuers and the Trustee may amend or supplement the Indenture to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with Article 10 of the Indenture;

WHEREAS, the Issuers desire and have requested that the Trustee join with them in the execution and delivery of this Supplemental Indenture for the purposes of evidencing (i) the release of the Former Guarantors from their respective Subsidiary Guarantees and (ii) the termination of the Terminated Restrictive Covenants;

WHEREAS, the Issuers have each been duly authorized to enter into this Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding instrument enforceable in accordance with its terms have been complied with or have been done or performed; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the parties mutually covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE I.

Section 1.01	Relationship With Indenture.

The terms and provisions contained in the Indenture shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Issuers and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Indenture, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, or for or with respect to (1) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Issuers, (3) the due execution hereof by the Issuers or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 1.02	Effect of Headings.

The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction hereof.

Section 1.03	Successors and Assigns.

All covenants and agreements in this Supplemental Indenture by the Issuers shall bind their respective successors and assigns, whether so expressed or not.

Section 1.04	Separability Clause.

In case any provision in this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.05	Governing Law; Waiver of Trial by Jury.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. Each of the Issuers and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture.

Section 1.06	Counterparts.

This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Article II.

Section 2.01	Acknowledgement of Release of Subsidiary Guarantees.

In accordance with Section 10.04 of the Indenture, The Trustee hereby confirms that as of the date hereof, each of the Former Guarantors has been released from all of its obligations under its Subsidiary Guarantee.

Section 2.02	Elimination of Certain Covenants.

(a)	Section 3.09 (Offer to Purchase by Application of Excess Proceeds) of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(b)	Section 4.07 (Limitation on Restricted Payments) of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(c)	Section 4.08 (Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries) of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(d)	Section 4.09 (Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(e)	Section 4.10 (Limitation on Asset Sales) of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(f)	Section 4.11 (Limitation on Transactions with Affiliates) of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(g)	Section 4.16 (Activities of Finance Corp) of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(h)	Clause (d) of Section 5.01 (Merger, Consolidation or Sale of Assets) of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

Section 2.03	Change in Company Notice Address

Section 11.02 of the Indenture is amended by deleting the following text,

“Chesapeake Midstream Partners, L.P.

900 NW 63rd Street

Oklahoma City, Oklahoma 73118

Attention: Chief Financial Officer

Telecopier No.: (405) 879-6111”

and replacing it with:

“Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172

Attention: Chief Financial Officer

Telecopier No.: (302) 655-5049”

Section 2.04	References to Deleted Provisions.

All references in the Indenture and any Note to any of the provisions deleted and eliminated as provided herein, or to terms defined and used solely in such provisions, shall also be deemed deleted and eliminated, as the case may be, in accordance with the terms of this Supplemental Indenture. Effective as of the date hereof, none of the Issuers, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or subsections and such deleted Sections or subsections shall not be considered in determining whether an Event of Default has occurred or whether the Issuers have observed, performed or complied with the provisions of the Indenture or any Note.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.

WILLIAMS PARTNERS L.P.

By:	WPZ GP LLC, its General Partner

By:	/s/ Peter S. Burgess
	Name:	Peter S. Burgess
	Title:	Treasurer

ACMP FINANCE CORP.

By:	/s/ Peter S. Burgess
	Name:	Peter S. Burgess
	Title:	Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Jonathan Glover
	Name:	Jonathan Glover
	Title:	Vice President

THIRD SUPPLEMENTAL INDENTURE